Exhibit 2.2
Execution Copy

AGREEMENT AND PLAN OF MERGER
DATED AS OF JUNE 28, 2009
BY AND AMONG
ENTERPRISE PRODUCTS PARTNERS L.P.,
ENTERPRISE PRODUCTS GP, LLC,
ENTERPRISE SUB A LLC,
TEPPCO PARTNERS, L.P.
AND
TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

Execution Copy
TABLE OF CONTENTS

ARTICLE 1 CERTAIN DEFINITIONS	1

ARTICLE 2 THE MERGER	8

2.1 The Merger	8
2.2 Effective Time of the Merger	8
2.3 Effects of the Merger	8
2.4 Closing	8
2.5 LLC Agreement	8

ARTICLE 3 CONVERSION OF SECURITIES	9

3.1 Effect of the Merger on Equity Securities	9
3.2 No Further Ownership Rights in TEPPCO GP Member Interests	10
3.3 Further Assurances	10

ARTICLE 4 REPRESENTATIONS AND WARRANTIES	10

4.1 Representations and Warranties of TEPPCO and TEPPCO GP	10
4.2 Representations and Warranties of the Enterprise Entities	14

ARTICLE 5 COVENANTS AND AGREEMENTS	17

5.1 Fees and Expenses	17
5.2 Reasonable Best Efforts	17
5.3 Accounting Methods; Tax Elections	17

ARTICLE 6 CONDITIONS PRECEDENT	17

6.1 Conditions to Each Party’s Obligation to Effect the Merger	17
6.2 Additional Conditions to Obligations of the Enterprise Entities	18
6.3 Additional Conditions to Obligations of the TEPPCO Entities	19

ARTICLE 7 TERMINATION AND AMENDMENT	20

7.1 Termination	20
7.2 Effect of Termination	21
7.3 Amendment	21
7.4 Extension; Waiver	21

ARTICLE 8 GENERAL PROVISIONS	21

8.1 Non-Survival of Representations, Warranties and Agreements	21
8.2 Notices	21
8.3 Interpretation	22
8.4 Counterparts	23
8.5 Entire Agreement; No Third Party Beneficiaries	23
8.6 Governing Law	23
8.7 Severability	23
8.8 Assignment	24
8.9 Submission to Jurisdiction; Waivers	24
8.10 Waiver of Jury Trial	24
8.11 Enforcement	24

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8.12 No Waiver Relating to Claims for Fraud/Willful Misconduct	25
8.13 General Limitation of Damages	25

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          AGREEMENT AND PLAN OF MERGER, dated as of June 28, 2009 (this “Agreement”), by and among Enterprise Products Partners L.P., a Delaware limited partnership (“Enterprise”), Enterprise Products GP, LLC, a Delaware limited liability company and the general partner of Enterprise (“Enterprise GP”), Enterprise Sub A LLC, a Delaware limited liability company and a wholly-owned subsidiary of Enterprise (“Enterprise Sub A”, and collectively with Enterprise and Enterprise GP, the “Enterprise Entities” and each an “Enterprise Entity”), TEPPCO Partners, L.P., a Delaware limited partnership (“TEPPCO”), and Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company that is the general partner of TEPPCO (“TEPPCO GP”, and collectively with TEPPCO the “TEPPCO Entities” and each a “TEPPCO Entity”).
W I T N E S S E T H:
          WHEREAS, the Enterprise Entities and the TEPPCO Entities desire that Enterprise, TEPPCO GP and TEPPCO combine their businesses on the terms and conditions set forth in this Agreement; and
          WHEREAS, simultaneously with, and as a condition to, the execution hereof, Enterprise GP Holdings L.P. (“GP Holdings”), Duncan Family Interests, Inc. (“DFI”) and certain of their respective Affiliates are executing a support agreement substantially in the form attached as Exhibit A to the TEPPCO Merger Agreement (as defined below) (the “Support Agreement”); and
          WHEREAS, simultaneously with, and as a condition to, the execution hereof, Enterprise, Enterprise GP, Enterprise Sub B LLC, a Delaware limited liability company and wholly owned subsidiary of Enterprise (“Enterprise Sub B”), TEPPCO and TEPPCO GP are entering into an Agreement and Plan of Merger (the “TEPPCO Merger Agreement”) pursuant to which Enterprise Sub B will merge with and into TEPPCO (the “TEPPCO Merger”).
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
          As used in this Agreement, the following terms shall have the respective meanings set forth below:
          “Additional Enterprise GP Interest” has the meaning given such term in Section 3.1(a).
          “Additional Limited Partner” has the meaning given such term in the Enterprise Partnership Agreement.
          “Affiliate” has the meaning given such term in Rule 12b-2 under the Exchange Act, unless otherwise expressly stated herein.

          “Agreement” has the meaning set forth in the preamble.
          “beneficial ownership” or “beneficially own” has the meaning ascribed to such terms under Section 13(d) of the Exchange Act and the rules and regulations thereunder.
          “Business Day” means any day on which banks are not required or authorized to close in the City of New York.
          “Certificate of Merger” has the meaning set forth in Section 2.2.
          “Closing” has the meaning set forth in Section 2.4.
          “Closing Date” has the meaning set forth in Section 2.4.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Confidentiality Agreement” means the amended and restated Confidentiality Agreement dated February 23, 2009, between TEPPCO, TEPPCO GP, Enterprise and Enterprise GP.
          “Deemed Capital Contribution” has the meaning set forth in Section 3.1.
          “Designated TEPPCO Unit Consideration” has the meaning set forth in the TEPPCO Merger Agreement.
          “DFI” has the meaning set forth in the recitals.
          “DOJ” means the Antitrust Division of the U.S. Department of Justice.
          “DRULPA” has the meaning set forth in Section 2.2.
          “Effective Times” has the meaning set forth in Section 2.2.
          “Encumbrances” has the meaning set forth in Section 4.1(b).
          “Enterprise” has the meaning set forth in the preamble.
          “Enterprise Amendment” means Amendment No. 4 to the Enterprise Partnership Agreement, substantially in the form attached as Exhibit B to the TEPPCO Merger Agreement.
          “Enterprise Class B Unit” has the meaning given to the term “Class B Unit” in the Enterprise Amendment.
          “Enterprise Entities Organizational Documents” means the Enterprise Partnership Agreement, the Enterprise GP LLC Agreement and the limited liability company agreement of Enterprise Sub A.
          “Enterprise Entity” or “Enterprise Entities” has the meaning set forth in the preamble.

          “Enterprise GP” has the meaning set forth in the preamble.
          “Enterprise GP Disclosure Schedule” has the meaning set forth in Section 4.2.
          “Enterprise GP LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of Enterprise GP, dated November 7, 2007, as amended by the First Amendment dated November 6, 2008, as may be amended from time to time.
          “Enterprise Incentive Distribution Rights” means the rights to “Incentive Distributions” as defined in the Enterprise Partnership Agreement.
          “Enterprise Partially Owned Entities” means Partially Owned Entities of the Enterprise Entities.
          “Enterprise Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Enterprise, dated August 8, 2005, as amended by the First Amendment dated as of December 27, 2007, the Second Amendment dated April 14, 2008 and the Third Amendment dated November 6, 2008, as may be amended from time to time.
          “Enterprise SEC Documents” means the Enterprise 2008 10-K and all other reports, registration statements, definitive proxy statements or information statements filed by Enterprise or any of the Enterprise Subsidiaries subsequent to December 31, 2008, including, but not limited to, items incorporated by reference into such reports, registration statements, definitive proxy statements or information statements under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed prior to the date hereof.
          “Enterprise Special Committee” means the Audit, Conflicts and Governance Committee of the Board of Directors of Enterprise GP.
          “Enterprise Sub A” has the meaning set forth in the preamble.
          “Enterprise Sub B” has the meaning set forth in the recitals.
          “Enterprise Subsidiary” means a Subsidiary of Enterprise or Enterprise GP.
          “Enterprise 2008 10-K” means Enterprise’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC.
          “Enterprise Unit” has the meaning given to the term “Common Unit” in the Enterprise Partnership Agreement.
          “EPCO” means EPCO, Inc.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Form S-4 and the solicitation of stockholder, member and/or limited partner approvals and all other matters related to the transactions contemplated hereby and thereby.
          “Form S-4” has the meaning set forth in Section 4.1(d).
          “Governmental Entity” means any (a) multinational, supranational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, taxing, expropriation, importing or other governmental or quasi-governmental authority under, or for the account of, any of the foregoing.
          “GP Holdings” has the meaning set forth in the recitals.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Knowledge” or “Known” means, with respect to any entity, the knowledge of such entity’s (or its general partner’s) executive officers after reasonable inquiry.
          “LLC Act” has the meaning set forth in Section 2.2.
          “Material Adverse Effect” means, with respect to any entity or group of entities, a material adverse effect on (a) the business, operations, results of operations or financial condition of such entity or entities and its or their Subsidiaries taken as a whole or (b) the ability of such entity or entities to timely consummate the transactions contemplated by this Agreement, except, in each case, to the extent such effect is reasonably attributable to (i) general political and economic conditions (including changes in commodity prices, prevailing interest rate and stock market levels), (ii) any decrease in the market price for the entity’s publicly traded securities (but not for any effect underlying such decrease that would otherwise constitute a Material Adverse Effect), (iii) the general state of the industries in which such entity operates, except to the extent such entity or entities are substantially disproportionately affected relative to other industry participants, (iv) any outbreak of hostilities, terrorism or war, other than any terrorist or similar act directed at or directly impacting the business or assets of such entity or any of its Subsidiaries, (v) the announcement of this Agreement or the TEPPCO Merger Agreement or the proposed consummation of the TEPPCO Merger and the TEPPCO GP Merger, (vi) changes in laws, except to the extent such entity or entities are substantially disproportionately affected relative to other industry participants, (vii) changes in accounting principles, or (viii) any claims, causes of action or other litigation challenging this Agreement or the transactions contemplated hereby.
          “Mergers” means the TEPPCO Merger and the TEPPCO GP Merger.
          “Necessary Consents” has the meaning set forth in Section 4.1(d).

          “NYSE” means the New York Stock Exchange.
          “Other Approvals” has the meaning set forth in Section 4.1(d).
          “Other Party” means, with respect to the Enterprise Entities, the TEPPCO Entities, and with respect to the TEPPCO Entities, the Enterprise Entities.
          “Partially Owned Entity” means, with respect to a specified Person, any other Person (excluding Jonah Gas Gathering Company) that is not a Subsidiary of such specified Person but in which such specified Person, directly or indirectly, owns 35% or more of the equity interests thereof (whether voting or non-voting and including beneficial interests).
          “Person” means an individual, corporation, limited liability company, partnership, association, trust, estate, Governmental Entity, unincorporated organization or association, other entity or group (as defined in the Exchange Act).
          “Proxy Statement/Prospectus” has the meaning set forth in Section 4.1(d).
          “Regulatory Law” means the HSR Act, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (a) mergers, acquisitions or other business combinations, (b) foreign investment, or (c) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
          “Required Approvals” all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the TEPPCO GP Merger or the TEPPCO Merger or any of the other transactions contemplated by this Agreement.
          “SEC” means the U.S. Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Subsidiary” means, with respect to a specified Person, any other Person (excluding Jonah Gas Gathering Company) (a) that is a subsidiary of such specified Person as defined in Rule 405 of the Rules and Regulations under the Securities Act or (b) of which such specified Person or any of its Subsidiaries owns beneficially more than 50% of the equity interests.
          “Surviving Entity” has the meaning set forth in Section 2.1.
          “Tax” or “Taxes” means any and all taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including, income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental (including taxes under section 59A of the Code), stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
          “Tax Return” means any return, report or similar statement (including any attached schedules thereto and any amendments thereof) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.
          “Termination Date” means December 31, 2009.
          “TEPPCO” has the meaning set forth in the preamble.
          “TEPPCO Consideration” has the meaning set forth in the TEPPCO Merger Agreement.
          “TEPPCO Effective Time” has the meaning set forth in Section 2.2.
          “TEPPCO Entities” or “TEPPCO Entity” has the meaning set forth in the preamble.
          “TEPPCO Entities Organizational Documents” means the TEPPCO Partnership Agreement, the TEPPCO certificate of limited partnership, the TEPPCO GP LLC Agreement and the TEPPCO GP certificate of formation.
          “TEPPCO GP” has the meaning set forth in the preamble.
          “TEPPCO GP Consideration” has the meaning set forth in Section 3.1(a).
          “TEPPCO GP Disclosure Schedule” has the meaning set forth in Section 4.1.
          “TEPPCO GP Effective Time” has the meaning set forth in Section 2.2.
          “TEPPCO GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of TEPPCO GP, dated effective May 7, 2007, as amended by the First Amendment dated as of November 6, 2008.
          “TEPPCO GP Member” means the sole member of TEPPCO GP.
          “TEPPCO GP Member Interests” means the limited liability company interests of TEPPCO GP.
          “TEPPCO GP Merger” has the meaning set forth in Section 2.1.
          “TEPPCO Incentive Distribution Rights” means the rights to receive increasing distributions of “Available Cash” from “Cash from Operations” (as such terms are defined in the TEPPCO Partnership Agreement) above specified levels pursuant to Section 5.4 of the TEPPCO Partnership Agreement.
          “TEPPCO Merger” has the meaning set forth in the recitals.

          “TEPPCO Merger Agreement” has the meaning set forth in the recitals.
          “TEPPCO Partially Owned Entities” means Partially Owned Entities of TEPPCO.
          “TEPPCO Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of TEPPCO, dated December 8, 2006, as amended by the First Amendment dated as of December 27, 2007 and Amendment No. 2 dated as of November 6, 2008.
          “TEPPCO SEC Documents” means the TEPPCO 2008 10-K and all other reports, registration statements, definitive proxy statements or information statements filed by TEPPCO or any of the TEPPCO Subsidiaries subsequent to December 31, 2008, including, but not limited to, items incorporated by reference into such reports, registration statements, definitive proxy statements or information statements under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed prior to the date hereof.
          “TEPPCO Special Committee” means a special committee of the Audit, Conflicts and Governance Committee of the Board of Directors of TEPPCO GP.
          “TEPPCO Subsidiary” means a Subsidiary of either of the TEPPCO Entities.
          “TEPPCO 2008 10-K” means TEPPCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC.
          “TEPPCO Unit” has the meaning given the term “LP Unit” in the TEPPCO Partnership Agreement.
          “TEPPCO Unit Plan” means the employee and director unit plans of EPCO or TEPPCO that provide for awards of, or related to, TEPPCO Units.
          “TEPPCO Unitholder Approvals” has the meaning given such term in the TEPPCO Merger Agreement.
          “TEPPCO Unitholders” means the holders of the TEPPCO Units.
          “Termination Date” has the meaning set forth in Section 7.1(b)
          “Unaffiliated TEPPCO Unitholders” means all of the TEPPCO Unitholders other than TEPPCO GP, Enterprise, Enterprise GP, EPCO, Dan L. Duncan, DD Securities LLC, DFI GP Holdings, L.P., GP Holdings, DFI, Duncan Family 2000 Trust, Jerry E. Thompson, Richard S. Snell, Michael B. Bracy, Murray H. Hutchison, W. Randall Fowler, Michael A. Creel and Richard H. Bachmann.
          “Unit Consideration” has the meaning set forth in Section 3.1(a)
          “Voting Debt” means any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote.

ARTICLE 2
THE MERGER
     2.1 The Merger. Upon the terms and subject to the terms and conditions hereof, immediately prior to the TEPPCO Effective Time, at the TEPPCO GP Effective Time, Enterprise Sub A shall be merged with and into TEPPCO GP (the “TEPPCO GP Merger”) in accordance with the provisions of this Agreement, with TEPPCO GP as the surviving entity in the TEPPCO GP Merger (the “Surviving Entity”), and the separate existence of Enterprise Sub A shall thereupon cease.
     2.2 Effective Time of the Merger. The TEPPCO GP Merger shall become effective as set forth in (or, if not set forth, at the time of filing of) a properly executed certificate of merger, in accordance with the Delaware Limited Liability Company Act (the “LLC Act”), duly filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), which filing shall be made on the Closing Date. As used in this Agreement, the term “TEPPCO GP Effective Time” shall mean the date and time when the TEPPCO GP Merger becomes effective, as set forth in (or, if not set forth, at the time of filing of) the Certificate of Merger, the term “TEPPCO Effective Time” shall mean the date and time when the TEPPCO Merger becomes effective as set forth in (or, if not set forth, at the time of filing of) the certificate of merger with respect to the TEPPCO Merger in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the LLC Act, and the term “Effective Times” shall mean the TEPPCO GP Effective Time and the TEPPCO Effective Time.
     2.3 Effects of the Merger. The TEPPCO GP Merger shall have the effects set forth in this Agreement, the TEPPCO GP LLC Agreement and the applicable provisions of the LLC Act.
     2.4 Closing. Upon the terms and subject to the conditions set forth in Article 6 and the termination rights set forth in Article 7, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 at 10:00 A.M. on the date that is the second full NYSE trading day to occur after the date following the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article 6, unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is agreed to in writing by the parties hereto (the date of the Closing being referred to herein as the “Closing Date”).
     2.5 LLC Agreement. At the TEPPCO GP Effective Time, the limited liability company agreement of the Surviving Entity shall be the TEPPCO GP LLC Agreement as of the TEPPCO GP Effective Time until thereafter changed or amended as provided therein or under applicable law.

ARTICLE 3
CONVERSION OF SECURITIES
     3.1 Effect of the Merger on Equity Securities
          (a) At the TEPPCO GP Effective Time, by virtue of the TEPPCO GP Merger and without any action on the part of any holder of TEPPCO GP Member Interests, subject to Section 3.1(b), all TEPPCO GP Member Interests issued and outstanding immediately prior to the TEPPCO GP Effective Time shall be converted into the right to receive aggregate consideration issued by Enterprise consisting of (1) 1,331,681 Enterprise Units (the “Unit Consideration”) and (2) a deemed contribution and increase in the capital account in Enterprise of Enterprise GP, the general partner of Enterprise and a wholly owned subsidiary of the TEPPCO GP Member, by an amount equal to the Additional Enterprise GP Interest (the “Deemed Capital Contribution” and, together with the Unit Consideration, the “TEPPCO GP Consideration”). “Additional Enterprise GP Interest” means the dollar amount, equal to 2/98ths of the aggregate fair market value of the Enterprise Units and Enterprise Class B Units issued in the Mergers as TEPPCO Consideration, Designated TEPPCO Unit Consideration and Unit Consideration, necessary to fund the capital contribution required to maintain Enterprise GP’s 2.0% Enterprise general partner interest. The TEPPCO GP Member Interests converted into the right to receive the TEPPCO GP Consideration pursuant to this Section 3.1(a) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and the TEPPCO GP Member shall thereafter cease to be a member of TEPPCO GP or have any rights with respect to the TEPPCO GP Member Interests, except the right (i) to be admitted as an Additional Limited Partner under the Enterprise Partnership Agreement and receive the Unit Consideration and (ii) to have Enterprise GP receive the Deemed Capital Contribution, in each case in accordance with this Article 3. Upon such exchange of the TEPPCO GP Member Interests and the recording of the name of the TEPPCO GP Member as a limited partner of Enterprise on the books and records of Enterprise, the TEPPCO GP Member shall automatically and effective as of the TEPPCO GP Effective Time be admitted to Enterprise as an Additional Limited Partner and be bound by the Enterprise Partnership Agreement as such. By its exchange of the TEPPCO GP Member Interests or by its acceptance of Enterprise Units, the TEPPCO GP Member confirms its agreement to be bound by all of the terms and conditions of the Enterprise Partnership Agreement, including the power of attorney granted in Section 2.6 thereof.
          (b) If, between the date of this Agreement and the TEPPCO GP Effective Time, there is a reclassification, recapitalization, split, split-up, unit distribution, combination or exchange of units with respect to, or rights issued in respect of, Enterprise Units, the Unit Consideration shall be adjusted accordingly to provide to the TEPPCO GP Member the same economic effect as contemplated by this Agreement prior to such event.
          (c) At the TEPPCO GP Effective Time, by virtue of the TEPPCO GP Merger and without any action on the part of the Enterprise Entities, all limited liability company interests in Enterprise Sub A issued and outstanding immediately prior to the TEPPCO GP Effective Time shall be converted into 100% of the limited liability company interests in the Surviving Entity, and, if permitted in the TEPPCO LLC Agreement, TEPPCO GP shall issue to Enterprise, as the holder of such limited liability company interests, a certificate evidencing such limited liability company interests in the Surviving Entity. Enterprise agrees that at the TEPPCO GP Effective Time, Enterprise shall be automatically bound by the TEPPCO GP LLC Agreement, and Enterprise shall be admitted to the Surviving Entity as the sole member of the Surviving Entity immediately upon the TEPPCO GP Effective Time. At the TEPPCO GP Effective Time, the books and records of the Surviving Entity shall be revised to reflect the admission of Enterprise as the sole member of TEPPCO GP and the simultaneous withdrawal of any other members of TEPPCO GP, and TEPPCO GP shall automatically continue without dissolution.
     3.2 No Further Ownership Rights in TEPPCO GP Member Interests. All TEPPCO GP Consideration issued upon conversion of TEPPCO GP Member Interests, in accordance with the terms of this Article 3 shall be deemed to have been issued in full satisfaction of all rights pertaining to the TEPPCO GP Member Interests.
     3.3 Further Assurances. At and after the TEPPCO GP Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Surviving Entity or TEPPCO, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Entity, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the TEPPCO GP Merger.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
     4.1 Representations and Warranties of TEPPCO and TEPPCO GP. Except as disclosed in a section of TEPPCO GP’s disclosure schedule delivered to the Enterprise Entities concurrently herewith (the “TEPPCO GP Disclosure Schedule”) corresponding to the subsection of this Section 4.1 to which such disclosure applies (provided that the disclosure in any paragraph of the TEPPCO GP Disclosure Schedule shall qualify other paragraphs in this Section 4.1 only to the extent it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs), or as disclosed in the TEPPCO SEC Documents filed prior to the date hereof to the extent such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties, with respect to each of the following under this Section 4.1, TEPPCO GP, and with respect to Section 4.1(h) only, TEPPCO, represents and warrants to the Enterprise Entities as follows:
          (a) Organization. TEPPCO GP is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. TEPPCO is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. TEPPCO GP has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to have such power or authority or to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole. True and complete copies of the TEPPCO Entities Organizational Documents, as in effect as of the date of this Agreement, have previously been made available to the Enterprise Entities by the TEPPCO Entities.
          (b) Capitalization. TEPPCO GP is the sole general partner of TEPPCO. TEPPCO GP is the beneficial owner and the sole record owner of the TEPPCO general partner interest and TEPPCO Incentive Distribution Rights, and such TEPPCO general partner interest and TEPPCO Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable laws and the TEPPCO Partnership Agreement. TEPPCO GP owns such general partner interest and TEPPCO Incentive Distribution Rights free and clear of any liens, pledges, charges, encumbrances, restrictions and security interests whatsoever (“Encumbrances”), except pursuant to the TEPPCO Entities Organizational Documents. TEPPCO GP has no Voting Debt.
          (c) Authority; No Violation. Except as set forth in Section 4.1(c) of the TEPPCO GP Disclosure Schedule:
               (i) Each of the TEPPCO Entities has the requisite limited partnership or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by unanimous vote of the Board of Directors of TEPPCO GP, including for TEPPCO GP as the general partner of TEPPCO, at a duly convened meeting thereof. The Board of Directors of TEPPCO GP has directed that this Agreement be submitted to the sole Member of TEPPCO GP for approval by written consent in lieu of a meeting for the purpose of approving the TEPPCO GP Merger Agreement, and TEPPCO GP received an executed written consent of the sole member of TEPPCO GP concurrently with the execution of this Agreement. Except for approvals that have previously been obtained and member approval by the sole member of TEPPCO GP, no other limited liability company votes or approvals on the part of TEPPCO GP are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the each of the TEPPCO Entities and (assuming due authorization, execution and delivery by the Enterprise Entities) constitutes a valid and binding obligation of each of the TEPPCO Entities, enforceable against each of the TEPPCO Entities in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).
               (ii) Neither the execution and delivery of this Agreement by the TEPPCO Entities, nor the consummation by the TEPPCO Entities of the transactions contemplated hereby, nor compliance by the TEPPCO Entities with any of the terms or provisions hereof, will (1) (subject to receiving approval of this Agreement by the sole member of TEPPCO GP and any approvals required under the TEPPCO Merger Agreement) violate any provision of the TEPPCO Entities Organizational Documents or the organizational documents of their Subsidiaries, or (2) assuming that the consents and approvals referred to in Section 4.1(d) are duly obtained, (x) violate in any material respect any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the TEPPCO Entities, any of their respective Subsidiaries or, to the TEPPCO Entities’ Knowledge, any TEPPCO Partially Owned Entities or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the TEPPCO Entities, any of their respective Subsidiaries or, to the TEPPCO Entities’ Knowledge, any TEPPCO Partially Owned Entities under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any TEPPCO Entity or TEPPCO Subsidiary or, to the TEPPCO Entities’ Knowledge, any TEPPCO Partially Owned Entities is a party, or by which they or any of their respective properties or assets are bound, except (in the case of clause (2)(y) above) for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Encumbrances which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole.
          (d) Consents and Approvals. Except for (i)  the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act, (ii) the filing of any other required applications or notices with any state or foreign agencies of competent jurisdiction and approval of such applications and notices (the “Other Approvals”), (iii) the filing with the SEC of a proxy statement relating to the matters to be submitted to the TEPPCO Unitholders for approval at a meeting of such holders held for the purpose of approving the TEPPCO Merger Agreement (including any adjournment or postponement) and a registration statement on Form S-4 with respect to the issuance of Enterprise Units in the TEPPCO Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4,” and the proxy statement/prospectus included in the Form S-4, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”), (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (vi) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Enterprise Units pursuant to this Agreement, (vii) the filing of a notification with the Federal Trade Commission at least thirty (30) days prior to the Closing pursuant to Paragraph VII of the Decision and Order (the consents, authorizations, approvals, filings and registration required under or in relation to the foregoing clauses (i) through (vii) being referred to as “Necessary Consents”) and (viii) such other consents, authorizations, approvals, filings and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the TEPPCO Entities and the TEPPCO

Subsidiaries, taken as a whole, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (1) the execution and delivery by the TEPPCO Entities of this Agreement and (2) the consummation by the TEPPCO Entities of the transactions contemplated by this Agreement.
          (e) State Takeover Laws.   The TEPPCO GP Member has approved this Agreement and the transactions contemplated by this Agreement as required under Section 18-209 of the LLC Act and any other applicable state takeover laws and any applicable provision of the TEPPCO GP LLC Agreement so that any such state takeover laws and such provisions will not apply to this Agreement or any of the transactions contemplated hereby.
          (f) Approvals of the TEPPCO Special Committee, the TEPPCO Conflicts Committee and the Board of Directors of TEPPCO GP. At a meeting duly called and held, the TEPPCO Special Committee determined, by unanimous vote, that this Agreement and the transactions contemplated hereby are fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders. At a meeting duly called and held, the TEPPCO Conflicts Committee determined, by unanimous vote, that this Agreement and the transactions contemplated hereby are fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders and approved this Agreement and the transactions contemplated hereby by Special Approval. At a meeting duly called and held, the Board of Directors of TEPPCO GP has approved and recommended that the TEPPCO GP Member approve, this Agreement and the transactions contemplated hereby.
          (g) Taxes. Except in each case for any exceptions that are immaterial individually and in the aggregate: (i) all Tax Returns that were required to be filed by or with respect to TEPPCO GP have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included, (iii) all Taxes owed by TEPPCO GP that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to TEPPCO GP have been satisfied in full in all respects, (v) there are no Encumbrances on any of the assets of TEPPCO GP that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there is no action, suit, proceeding, investigation, audit or written claim now pending against, or with respect to, TEPPCO GP for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to TEPPCO GP, (vii) no written claim has been made by any Governmental Entity in a jurisdiction where TEPPCO GP does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has such assertion been threatened or proposed in writing, (viii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to TEPPCO GP or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to TEPPCO GP, (ix) TEPPCO GP will not be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (x) TEPPCO GP is not a party to a Tax allocation or sharing agreement, and no payments are due or will become due by TEPPCO GP pursuant to any such agreement or arrangement or any Tax indemnification agreement, (xi) TEPPCO GP has not been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than a TEPPCO Entity or any of the TEPPCO Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (xii) TEPPCO GP is not a “foreign person” within the meaning of Section 1445 of the Code, and (xiii) TEPPCO GP is classified as a disregarded entity pursuant to Treasury Regulation Section 301.7701-3.
          (h) TEPPCO Merger Agreement Representations and Warranties. Each of the representations and warranties of TEPPCO and TEPPCO GP set forth in Section 4.1 of the TEPPCO Merger Agreement is, subject to the qualifications of any TEPPCO Disclosure Schedules (as defined in the TEPPCO Merger Agreement) in accordance with Section 4.1 of the TEPPCO Merger Agreement, true and correct.
     4.2 Representations and Warranties of the Enterprise Entities. Except as disclosed in the Enterprise SEC Documents filed prior to the date hereof to the extent such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties, with respect to each of the following under this Section 4.2, Enterprise GP, and with respect to Section 4.2(h) only, Enterprise, hereby represents and warrants to the TEPPCO Entities as follows:
          (a) Organization.
          Each of Enterprise GP and Enterprise Sub A is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Enterprise is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of Enterprise and Enterprise GP has the requisite limited partnership or limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to have such power or authority or be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole. True and complete copies of the Enterprise Entities Organizational Documents, as in effect as of the date of this Agreement, have previously been made available to the TEPPCO Entities by the Enterprise Entities.
          (b) Capitalization.
               (i) Enterprise GP is the sole general partner of Enterprise. Enterprise GP is the beneficial owner and sole record owner of the general partner interest in Enterprise, and such general partner interest has been duly authorized and validly issued in accordance with applicable laws and the Enterprise Partnership Agreement. Enterprise GP owns such general partner interest free and clear of any Encumbrances except pursuant to the Enterprise Entities Organizational Documents. Enterprise GP is the beneficial owner and sole record holder of all of the Enterprise Incentive Distribution Rights and owns such rights free and clear of all Encumbrances except pursuant to the Enterprise Entities Organizational Documents. Enterprise GP has no Voting Debt.

               (ii) The limited liability company interests of Enterprise Sub A have been duly authorized and validly issued in accordance with the LLC Act, and are fully paid (to the extent required under its limited liability company agreement) and non-assessable (except to the extent such non-assessability may be affected by Section 18-607 of the LLC Act). The limited liability company interests of Enterprise Sub A were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding on any of the Enterprise Entities.
          (c) Authority; No Violation.
               (i) Each Enterprise Entity has the requisite limited partnership or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by vote of the Board of Directors of Enterprise GP, at a duly convened meeting thereof and by Enterprise GP, for itself and as general partner of Enterprise, Enterprise Sub A and by Enterprise, as sole member of Enterprise Sub A. No other limited liability company or limited partnership votes or approvals on the part of the Enterprise Entities are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Enterprise Entities and (assuming due authorization, execution and delivery by each of the TEPPCO Entities) constitutes a valid and binding obligation of each of the Enterprise Entities, enforceable against each of the Enterprise Entities in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
               (ii) Neither the execution and delivery of this Agreement by the Enterprise Entities nor the consummation by the Enterprise Entities of the transactions contemplated hereby, nor compliance by the Enterprise Entities with any of the terms or provisions hereof, will (1) violate any provision of the Enterprise Entities Organizational Documents or the organizational documents of the Enterprise Subsidiaries or (2) assuming that the consents and approvals referred to in Section 4.2(d) of the TEPPCO Merger Agreement are duly obtained, (x) violate in any material respect any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Enterprise Entities, any of the Enterprise Subsidiaries, or, to the Enterprise Entities’ Knowledge, any Enterprise Partially Owned Entities or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Encumbrance upon any of the respective properties or assets of any Enterprise Entity, any Enterprise Subsidiary or, to the Enterprise Entities’ Knowledge, any Enterprise Partially Owned Entity, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Enterprise Entity, any Enterprise Subsidiary or, to the Enterprise Entities’ Knowledge, any Enterprise Partially Owned Entity, is a party, or by which they or any of their respective properties or assets are bound, except (in the case of clause (2) (y) above) for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Encumbrances that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole.
          (d) State Takeover Laws. Enterprise GP has approved this Agreement and the transactions contemplated by this Agreement as required under Section 18-209 of the LLC Act and any other applicable state takeover laws and any applicable provision of the Enterprise GP LLC Agreement so that any such state takeover laws and such provisions will not apply to this Agreement or any of the transactions contemplated hereby.
          (e) Consents and Approvals. Except for (i) the Necessary Consents and (ii) such other consents, authorizations, approvals, filings and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (1) the execution and delivery by the Enterprise Entities of this Agreement and (2) the consummation by the Enterprise Entities of the transactions contemplated by this Agreement.
          (f) Opinion of Financial Advisor. Enterprise and the Enterprise Special Committee have received the opinion of Barclays Capital Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the aggregate consideration to be paid by Enterprise in the TEPPCO Merger and the TEPPCO GP Merger is fair to Enterprise from a financial point of view. The Enterprise Special Committee has received the opinion of Lazard Frères & Co, LLC, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the aggregate consideration to be paid by Enterprise in the TEPPCO Merger and the TEPPCO GP Merger is fair to Enterprise from a financial point of view.
          (g) Approvals of the Enterprise Special Committee and the Board of Directors of Enterprise GP. At a meeting duly called and held, the Enterprise Special Committee determined, by unanimous vote, that this Agreement and the transactions contemplated hereby, including the issuance of Enterprise Units constituting the TEPPCO GP Consideration, are fair and reasonable to Enterprise. At a meeting duly called and held, the Board of Directors of Enterprise GP has approved this Agreement and the transactions contemplated hereby and declared the advisability of the TEPPCO GP Consideration.
          (h) Approval by Enterprise Sub A. Enterprise, as the sole member of Enterprise Sub A, has duly approved this Agreement and the TEPPCO GP Merger.
          (i) TEPPCO Merger Agreement Representations and Warranties. Each of the representations and warranties of Enterprise and Enterprise GP set forth in Section 4.2 of the TEPPCO Merger Agreement is, subject to the qualifications of any Enterprise Disclosure

Schedules (as defined in the TEPPCO Merger Agreement) in accordance with Section 4.2 of the TEPPCO Merger Agreement, true and correct.
ARTICLE 5
COVENANTS AND AGREEMENTS
     5.1 Fees and Expenses.
          Whether or not the TEPPCO GP Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses.
     5.2 Reasonable Best Efforts.
          Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the TEPPCO GP Merger (including to consummate the TEPPCO Merger) and the other transactions contemplated by this Agreement as soon as practicable after the date of this Agreement.
     5.3 Accounting Methods; Tax Elections.
          Except as disclosed in the TEPPCO SEC Documents filed prior to the date of this Agreement or as required by a Governmental Entity, TEPPCO GP shall not change in any material respect its methods of accounting in effect at December 31, 2008, except as required by changes in GAAP as concurred in by TEPPCO GP’s independent public accountants. TEPPCO GP shall not (i) change its fiscal year or any method of tax accounting, (ii) make any material Tax election or (iii) settle or compromise any material liability for Taxes, except as required by law.
ARTICLE 6
CONDITIONS PRECEDENT
     6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the TEPPCO Entities and the Enterprise Entities to effect the TEPPCO GP Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) No Injunctions or Restraints; Illegality. No law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making either of the TEPPCO GP Merger or the TEPPCO Merger illegal or otherwise prohibiting consummation of either of the TEPPCO GP Merger or the TEPPCO Merger.

          (b) HSR Act; Other Approvals. (i) The waiting period (and any extension thereof) applicable to the TEPPCO GP Merger and the TEPPCO Merger under the HSR Act shall have been terminated or shall have expired, and (ii) all Other Approvals shall have been obtained, except those Other Approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Enterprise Entities, the TEPPCO Entities or the TEPPCO Subsidiaries, taken as a whole.
     6.2 Additional Conditions to Obligations of the Enterprise Entities. The obligations of the Enterprise Entities to effect the TEPPCO GP Merger are subject to the satisfaction or waiver by the Enterprise Entities on or prior to the Closing Date, of the following additional conditions:
          (a) Representations and Warranties. (i) Each of the representations and warranties of TEPPCO GP set forth in Sections 4.1(a), 4.1(b) and 4.1(c)(i) of this Agreement shall be true and correct (other than inaccuracies that are de minimis in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date), and (ii) each of the other representations and warranties of the TEPPCO Entities set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date); provided, however, that no such representations or warranties shall be deemed to have failed to be true and correct for purposes of this Section 6.2(a)(ii) unless the failure of such representations and warranties to be true and correct, disregarding for this purpose all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole. The Enterprise Entities shall have received a certificate of an executive officer of TEPPCO GP to the effect of the preceding provisions of this Section 6.2(a).
          (b) Performance of Obligations of the TEPPCO Entities. Each of the TEPPCO Entities shall have performed or complied in all material respects with all material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, except for non-willful failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole. Enterprise shall have received a certificate of an executive officer of TEPPCO GP to such effect.
          (c) Satisfaction of Condition Precedent Applicable to TEPPCO Entities under the TEPPCO Merger Agreement. The conditions precedent applicable to each of the TEPPCO Entities under the TEPPCO Merger Agreement shall have been satisfied, and the Enterprise Entities shall have received a certificate of an executive officer of TEPPCO GP to such effect.
          (d) Tax Opinion. Enterprise shall have received an opinion of Andrews Kurth LLP dated as of the Closing Date in form and substance reasonably satisfactory to Enterprise and a copy of which shall have been provided to TEPPCO GP to the effect that, for United States federal income tax purposes, (i) Enterprise will not recognize any income or gain as a result of the TEPPCO GP Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (ii) no gain or loss will be recognized by holders of the Enterprise Units as a result of the TEPPCO GP Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Enterprise Entities and the TEPPCO Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.
     6.3 Additional Conditions to Obligations of the TEPPCO Entities. The obligations of the TEPPCO Entities to effect the TEPPCO GP Merger are subject to the satisfaction or waiver by the TEPPCO Entities, on or prior to the Closing Date, of the following additional conditions:
          (a) Representations and Warranties. (i) Each of the representations and warranties of Enterprise GP set forth in Sections 4.2(a), 4.2(b) and 4.2(c)(i) of this Agreement shall be true and correct (other than inaccuracies that are de minimis in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date), and (ii) each of the other representations and warranties of the Enterprise Entities set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date); provided, however, that no such representations or warranties shall be deemed to have failed to be true and correct for purposes of this Section 6.3(a)(ii) unless the failure of such representations and warranties to be true and correct, disregarding for this purpose all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole. The TEPPCO Entities shall have received a certificate of an executive officer of Enterprise GP to the effect of the preceding provisions of this Section 6.3(a).
          (b) Performance of Obligations of the Enterprise Entities. Each of the Enterprise Entities shall have performed or complied in all material respects with all material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, except for non-willful failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole, after the consummation of the Mergers, and the TEPPCO Entities shall have received a certificate of an executive officer of Enterprise GP to such effect.
          (c) Satisfaction of Condition Precedent Applicable to Enterprise Entities under the TEPPCO Merger Agreement. The conditions precedent applicable to each of the Enterprise Entities under the TEPPCO Merger Agreement shall have been satisfied, and the TEPPCO Entities shall have received a certificate of an executive officer of Enterprise GP to such effect.

          (d) Tax Opinion. TEPPCO GP shall have received an opinion of Baker Botts L.L.P. or other nationally recognized tax counsel dated as of the Closing Date in form and substance reasonably satisfactory to TEPPCO GP and a copy of which shall have been provided to Enterprise to the effect that, for United States federal income tax purposes, (i) TEPPCO GP should not recognize any income or gain as a result of the TEPPCO GP Merger (other than any gain resulting from (x) any decrease in partnership liabilities pursuant to Section 752 of the Code or (y) liabilities incurred other than in the ordinary course of the trade or business of TEPPCO GP, TEPPCO or a TEPPCO subsidiary), and (ii) no gain or loss should be recognized by the holder of TEPPCO GP Member Interests as a result of the receipt of the TEPPCO GP Consideration (other than any gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code or (B) any liabilities incurred other than in the ordinary course of the trade or business of TEPPCO GP, TEPPCO or a TEPPCO subsidiary). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Enterprise Entities and the TEPPCO Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.
ARTICLE 7
TERMINATION AND AMENDMENT
     7.1 Termination. This Agreement may be terminated at any time prior to the TEPPCO GP Effective Time, by action taken or authorized by the Board of Directors of, or on behalf of, the general partner of the terminating party or parties:
          (a) By mutual written consent of the Enterprise Entities and the TEPPCO Entities;
          (b) By either the Enterprise Entities or the TEPPCO Entities, if the TEPPCO GP Effective Time shall not have occurred on or before December 31, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement (including such party’s obligations set forth in Section 5.2) has been the primary cause of, or resulted in, the failure of the TEPPCO GP Effective Time to occur on or before the Termination Date;
          (c) By the Enterprise Entities, if either of the TEPPCO Entities shall have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement or the TEPPCO Merger Agreement, such that the conditions set forth in Section 6.2(a), 6.2(b) or 6.2(c) are not capable of being satisfied on or before the Termination Date;
          (d) By the TEPPCO Entities, if any of the Enterprise Entities shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement or the TEPPCO Merger Agreement, such that the conditions set forth in Section 6.3(a), 6.3(b) or 6.3(c) are not capable of being satisfied on or before the Termination Date; or

          (e) By either the Enterprise Entities or the TEPPCO Entities, if the TEPPCO Merger Agreement shall have been terminated without consummation of the transactions contemplated thereby.
     7.2 Effect of Termination.
          In the event of termination of this Agreement by the TEPPCO Entities or Enterprise Entities as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party to this Agreement or their respective officers or directors except with respect to Section 5.1 and Article 8, which provisions shall survive such termination.
     7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective members, boards of directors or general partner, as applicable, at any time before or after approval by the TEPPCO GP Member. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     7.4 Extension; Waiver. At any time prior to the Effective Times, the parties hereto, by action taken or authorized by their respective member, boards of directors or general partner, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE 8
GENERAL PROVISIONS
     8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Times, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Times and this Article 8.
     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to any of the Enterprise Entities to:

Enterprise Products Partners L.P.
1100 Louisiana Street, 10th floor
Houston, Texas 77002
Attention: Richard H. Bachmann, Esq.

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002

Attention: David C. Buck, Esq.

(ii)	if to the TEPPCO Entities to:

TEPPCO Partners, L.P.
1100 Louisiana Street, Suite 1600
Houston, Texas 77002

Attention: Patricia A. Totten, Esq.
Donald H. Daigle

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
910 Louisiana, Suite 3200
Houston, Texas 77002

Attention: Paul F. Perea, Esq.

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
700 Louisiana, Suite 3400
Houston, Texas 77002

Attention: William S. Moss III, Esq.
Robert F. Gray, Jr., Esq.
     8.3 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require Enterprise, Enterprise GP, TEPPCO, TEPPCO GP or any of their respective Subsidiaries or Affiliates to take or omit to take any action if doing so would violate any applicable obligation (arising in law or equity), rule or regulation.
     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     8.5 Entire Agreement; No Third Party Beneficiaries.
          (a) This Agreement, the Confidentiality Agreement, the Support Agreement and the exhibits and schedules hereto and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. It is expressly understood and agreed that no TEPPCO employee or other Person shall have any rights or remedies (including any right of employment) under this Agreement.
          (c) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
     8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and to be performed in the State of Delaware without giving effect to choice of law principles thereof.
     8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     8.9 Submission to Jurisdiction; Waivers. Each of the Enterprise Entities and the TEPPCO Entities irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of the Enterprise Entities and the TEPPCO Entities hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Enterprise Entities and the TEPPCO Entities hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     8.10 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.
     8.11 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. The parties further agree that money damages would not be a sufficient remedy for any breach of this Agreement by the parties. Accordingly, it is agreed that the parties hereto shall be entitled, without the requirement of posting a bond or other security, to specific performance of the terms hereof, provided that such party is not in material default hereunder, this being in addition to any other remedy to which they are entitled at law or in equity.
     8.12 No Waiver Relating to Claims for Fraud/Willful Misconduct. The liability of any party under this Article 8 shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy which such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud or willful misconduct.
     8.13 General Limitation of Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT AS SET FORTH IN SECTION 8.12, THE ENTERPRISE ENTITIES SHALL NOT BE LIABLE TO THE TEPPCO ENTITIES, NOR SHALL THE TEPPCO ENTITIES BE LIABLE TO THE ENTERPRISE ENTITIES, FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          IN WITNESS WHEREOF, ENTERPRISE PRODUCTS PARTNERS L.P., ENTERPRISE PRODUCTS GP, LLC, ENTERPRISE SUB A LLC, TEPPCO PARTNERS, L.P. and TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ENTERPRISE PRODUCTS PARTNERS L.P.

By: ENTERPRISE PRODUCTS GP, LLC,
its general partner

By: Name:	/s/ Michal A. Creel Michael A. Creel
Title:	President and Chief Executive Officer

ENTERPRISE PRODUCTS GP, LLC

By: Name:	/s/ Michael A. Creel Michael A. Creel
Title:	President and Chief Executive Officer

ENTERPRISE SUB A LLC

By: Name:	/s/ Michael A. Creel Michael A. Creel
Title:	President and Chief Executive Officer

TEPPCO PARTNERS, L.P.

By: TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC,
its general partner

By: Name:	/s/ Jerry E. Thompson Jerry E. Thompson
Title:	President and Chief Executive Officer

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

By: Name:	/s/ Jerry E. Thompson Jerry E. Thompson
Title:	President and Chief Executive Officer